                                                                    EXHIBIT 12.1

             Statement re: Computation of Earnings to Fixed Charges
                                 (in thousands)

                                                                                 Fiscal Year Ended
                                                 ---------------------------------------------------------------------------------
                                                                  (52 Weeks)                          (53 Weeks)        (52 Weeks)
                                                 ---------------------------------------------        ----------        ----------
                                                 Sept. 27,         Sept. 26,         Sept. 25,         Sept. 30,         Sept. 29,
                                                   1997              1998               1999              2000              2001
                                                 ---------         ---------         ---------        ----------        ----------
EARNINGS
Net Income                                       $ 20,463          $  4,163          $ 18,750          $ 21,091          $ 17,850
Interest (including capitalized)                   33,284            41,837            40,466            43,340            44,839
Income tax                                         12,600             2,300            11,400            13,100            10,350
Loan cost amortization expense                        129               194               176               184               422
Amortization of capitalized interest                  523               615               676               746               847
Less interest capitalized                          (1,978)           (1,720)             (681)           (2,114)           (1,936)
50% real estate rent                                5,747             7,383             7,406             7,591             8,275
20% equipment rent                                     --                --             2,574             3,237             4,339
                                                 --------          --------          --------          --------          --------

Earnings                                         $ 70,768          $ 54,772          $ 80,767          $ 87,175          $ 84,986
                                                 --------          --------          --------          --------          --------

FIXED CHARGES
Interest                                         $ 31,306          $ 40,117          $ 39,785          $ 41,226          $ 42,903
Capitalized interest                                1,978             1,720               681             2,114             1,936
Loan cost amortization expense                        129               194               176               184               422
50% real estate rent                                5,747             7,383             7,406             7,591             8,275
20% equipment rent                                     --                --             2,574             3,237             4,339
                                                 --------          --------          --------          --------          --------

Fixed Charges                                    $ 39,160          $ 49,414          $ 50,622          $ 54,352          $ 57,875
                                                 --------          --------          --------          --------          --------

Ratio of Earnings to Fixed Charges                   1.81              1.11              1.60              1.60              1.47